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                                                                     EXHIBIT 4.6

                                PROMISSORY NOTE

BORROWER:   Omni Geophysical, L.L.C.
            TIN No.:  43-6553844
            4484 Interstate 49, North
            Lafayette, LA  70520

            and

            American Aviation L.L.C.
            TIN No.:  43-6553844
            301 Shepard Drive
            Lafayette, LA  70508

LENDER:     Hibernia National Bank
            TIN No.:  72-0210690
            313 Carondelet Street
            P.O. Box 61540
            New Orleans, LA  70161

Principal Amount:  $10,000,000.00              Date of Note:  September 30, 1997

PROMISE TO PAY. Omni Geophysical, L.L.C., a Louisiana limited liability company, and American Aviation L.L.C., a Missouri limited liability company (collectively, the "Borrower"), solidarily promise to pay to the order of Hibernia National Bank ("Lender"), in lawful money of the United States of America, the sum of Ten Million and 00/100 Dollars (U.S. $10,000,000.00), together with interest at the LIBOR Rate as determined in accordance with
Article III of the Loan Agreement (as hereinafter defined), plus 1.00%, being assessed on the unpaid principal balance of this Note as outstanding from time to time, commencing on the date hereof, and continuing until this Note is paid in full or until the Lender exercises its right to prospectively rely on the default interest rate provided hereinbelow.

LOAN AGREEMENT. This Note evidences the Bridge Loan to be made in accordance with the terms of that certain Amended and Restated Loan Agreement by and between Omni Geophysical, L.L.C. and Lender dated as of June 13, 1997, as amended by First Amendment thereto dated as of August 6, 1997 by Omni Geophysical, L.L.C. and Lender, as amended by Second Amendment thereto dated as of September 30, 1997 by Borrower and Lender, and as the same may from time to time be amended, supplemented or modified (the "Loan Agreement"), and is subject to the terms of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

PAYMENT. Borrower will pay this Note in accordance with the following payment schedule:
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          Interest shall be payable in monthly installments on October 31, 1997,
          November 30, 1997, and December 29, 1997. Principal shall be due and payable on December 29, 1997.

Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to unpaid collection costs and late charges, then to unpaid interest, and any remaining amount to principal.

PREPAYMENT. Borrower may prepay this Note at any time without premium or penalty. If Borrower prepays this Note in full, or if Lender accelerates payment, Borrower understands that, unless otherwise required by law, any prepaid fees or charges will not be subject to rebate and will be earned by Lender at the time this Note is signed. Unless otherwise agreed to in writing, early payments under this Note will not relieve Borrower of its obligation to continue to make regularly scheduled payments under the above payment schedule. Such prepayments will instead reduce the principal balance due, and Borrower may be required to make fewer payments under this Note.

EVENTS OF DEFAULT. The occurrence of any Event of Default, as such term is defined in the Loan Agreement, shall constitute an event of default under this Note.

LENDER'S RIGHTS UPON AN EVENT OF DEFAULT. Should any one or more Events of Default occur or exist under this Note as provided above, Lender shall have the right, at its sole option, to declare formally this Note to be in default and to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest, together with reasonable attorneys' fees, costs, expenses and other fees and charges as provided herein. Lender shall have the further right, again at its sole option, to accelerate the maturity and to insist upon immediate payment in full of each and every other loan, extension of credit, debt, liability and/or obligation of every nature and kind that Borrower may then owe to Lender, whether direct or indirect or by way of assignment, and whether absolute or contingent, liquidated or unliquidated, voluntary or involuntary, determined or undetermined, secured or unsecured, whether Borrower is obligated alone or with others on a "solidary" or "joint and several" basis, as a principal obligor or otherwise, all without further notice, demand or putting in default, unless Lender shall otherwise elect. Lender and Borrower hereby waives the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

INTEREST AFTER DEFAULT. If Lender declares this Note to be in default, Lender has the right prospectively to adjust and fix the interest rate under this Note to the LIBOR Rate plus 5.00% commencing upon the occurrence of an Event of Default and lasting until this Note is paid in full.

ATTORNEYS' FEES. If Lender refers this Note to an attorney for collection, or files suit against Borrower to collect this Note, or if either Borrower files for bankruptcy or other relief from creditors, Borrower agrees to pay Lender's reasonable attorneys' fees.

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DEPOSIT ACCOUNTS.  As collateral security for repayment of this Note and all renewals and extensions, as well as to secure any and all other loans, notes, indebtedness and obligations that Borrower may now and in the future owe to Lender or incur in Lender's favor, whether direct or indirect, absolute or contingent, due or to become due, of any nature and kind whatsoever (with the exception of any indebtedness under a consumer credit card account), Borrower is granting Lender a continuing security interest in any and all funds that Borrower may now and in the future have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is an account holder (with the exception of IRA, pension, and other tax-deferred deposits). Borrower further agrees that Lender may at any time following the occurrence of an Event of Default apply any funds that Borrower may have on deposit with Lender or in certificates of deposit or other deposit accounts as to which Borrower is account holders against the unpaid balance of this Note and any and all other present and future indebtedness and obligations that Borrower may then owe to Lender, in principal, interest, fees, costs, expenses, and attorneys' fees.


GOVERNING LAW. Borrower agrees that this Note and the loan evidenced hereby shall be governed under the laws of the State of Louisiana. Specifically, this business or commercial Note is subject to La. R.S. 9:3509, et seq.

COLLATERAL. This Note is secured by the Collateral Documents described in the Loan Agreement and by the security interests described in Paragraph 5(b)(i) of the Second Amendment to the Loan Agreement dated as of September 30, 1997. Collateral securing other loans with Lender may also secure this Note as a result of cross-collateralization. The payment of this Note is guaranteed by each member of the Borrower as provided in the Loan Agreement.

WAIVERS. Borrower hereby waives presentment for payment, protest, notice of protest and notice of nonpayment. Borrower additionally agrees that Lender's acceptance of payment other than in accordance with the terms of this Note, or Lender's subsequent agreement to extend or modify such repayment terms, or Lender's failure or delay in exercising any rights or remedies granted to Lender, shall likewise not have the effect of releasing Borrower or any other party or parties from their respective obligations to Lender, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay in exercising any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies; it being Borrower's intent and agreement that Lender's rights and remedies shall be cumulative in nature. Borrower further agrees that, should any Event of Default occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one Event of Default shall not be construed as a waiver or forbearance as to any other Event of Default. Borrower further agrees that any late charges provided for under the Loan Agreement will not be charges for deferral of time for payment and will not and are not intended to compensate Lender for a grace or cure period, and no such deferral, grace or cure period has or will be granted to Borrower in return for the imposition of any late charge. Borrower recognize that Borrower's

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failure to make timely payment of amounts due under this Note will result in damages to Lender, including but not limited to Lender's loss of the use of amounts due, and Borrower agrees that any late charges imposed by Lender under the terms of the Loan Agreement will represent reasonable compensation to Lender for such damages. Failure to pay in full any installment or payment timely when due under this Note, whether or not a late charge is assessed, will remain and shall constitute an Event of Default hereunder.

SUCCESSORS AND ASSIGNS LIABLE. Borrower's obligations and agreements under this Note shall be binding upon each Borrower's respective successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Lender under this Note shall inure to the benefit of Lender's successors and assigns, as well as to any subsequent holder or holders of this Note.

SOLIDARY LIABILITY. The obligations of each Borrower under this Note are solidary obligations.

CAPTION HEADINGS. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

PRIOR TO SIGNING THIS PROMISSORY NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER. BORROWER AGREE TO THE TERMS OF THIS NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS NOTE.

                              BORROWERS:

                              OMNI GEOPHYSICAL, L.L.C.


                              By:       /s/ David Crays
                                    --------------------------------------
                                            David Crays, CFO

                              AMERICAN AVIATION L.L.C.


                              By:        /s/ David Crays
                                    ---------------------------------------
                                             David Crays, CFO

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